Exhibit 16.1
                                  ------------







November 7, 2005



Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated November 2, 2005, of RemoteMdx, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Hansen, Barnett & Maxwell or the approval of such engagement by the Audit Committee.

Very truly yours,

/s/  Tanner LC